Exhibit 10.16

Merisant Company 2 SARL

Avenue Jean-Jacques Rousseau 7

2000 Neuchầtel

Switzerland

November 4, 2018

Albert Manzone

Dorfstrasse 3

Ch-8802 Kilchberg

Dear Albert:

I write to memorialize changes to your offer letter dated January 25, 2016 (“Offer Letter”) as amended by an amendment dated July 1, 2017 (“Amendment”), your 2016, 2017, and 2018 Long Term Incentive Plans in which you participate, the 2018 Special Incentive Plan, and the 2018 Supplemental Bonus. Capitalized terms used but not defined herein shall have the meaning set forth in the Offer Letter or the Amendment, as applicable (if, in the event of a conflict, the meaning set forth in the Offer Letter shall govern). The modifications herein will allow greater flexibility as we move forward.

The changes in the above-referenced documents are as follows:

1)	In the Amendment, the definition of “Company Sale” in Exhibit B, Section 2(a) shall be amended as follows: “… (1) a sale to a Person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (or group of persons acting in concert) other than MacAndrews and Forbes Incorporated (“Incorporated”) or its affiliates of 50% or more of Merisant Company’s or Company’s outstanding common stock or, or (2) a sale or other disposition of all or substantially all of the assets of Merisant Company (which for the avoidance of doubt will be deemed to occur with or without the sale of Merisant Company’s Whole Earth subsidiary) or the Company …”

2)	In the Amendment, the definition of “Transaction Proceeds” in Exhibit B. Section 2(c) shall be amended as follows: ““Transaction Proceeds” shall mean in the case of a Company Sale, the total consideration paid to Incorporated for 50% or more of the common stock or all or substantially all of the assets of Merisant Company or the Company less (i) $194 million of indebtedness less any termination or redemption fees or similar payments in connection with the repayment of such indebtedness and (ii) less any arms-length third party deal fees and transaction expenses and any sale bonuses.” For the avoidance of doubt, aside from the changes to definitions set forth in Paragraphs 1 and 2 of this letter agreement, Exhibit B to the Amendment remains in full force and effect.

3)	Regarding your 2016, 2017 and 2018 Long Term Incentive Plan(s) in which you participate, the 2018 Special Incentive Plan, and the 2018 Supplemental Bonus Plan and each corresponding award agreement (collectively the “Plans”):

a.	In the event that a “Company Sale,” as defined above, is consummated on or prior to June 30, 2019, (i) the definition of EBITDA in Paragraph 1(d) shall remain in full force and effect through December 31, 2018. On and after January 1, 2019, “Flavors Holdings Inc.” shall be replaced by “Merisant Company” and the Plan shall therefore become a Merisant Company plan and all references to “Flavors Holdings Inc.” shall be replaced with “Merisant Company;” (ii) for all Plans, “EBITDA” means EBITDA as defined as of the date of signing this letter amendment by both parties; and (iii) all references to Flavors Holdings Inc. in any paragraph of the Offer Letter or Amendment that addresses any LTIP shall be replaced with “Merisant Company.”

b.	If a Company Sale does not occur by June 30, 2019, the Plans shall remain in full force and effect as if Paragraph 3(a) of this letter amendment did not exist with no modifications thereto.

We look forward to continuing our mutually beneficial relationship.

Very truly yours,
/s/ Ira Schlussel

By: Ira Schlussel

Please indicated your acceptance of these changes by signing in the space below and returning a signed copy to me.

Accepted:	/s/ Albert Manzone	Date:	November 5, 2018
Albert Manzone

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